                            UNIT PURCHASE AGREEMENT

                                     DATED

                                 APRIL 30, 1997

                                     AMONG

                              QUANTUM CORPORATION,

                                TA DIAMOND LLC,

                MATSUSHITA-KOTOBUKI ELECTRONICS INDUSTRIES, LTD.

                                      AND

                  MATSUSHITA KOTOBUKI PERIPHERALS CORPORATION
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                               TABLE OF CONTENTS

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
ARTICLE I.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.
         1.1     Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.

ARTICLE II.      SALE AND TRANSFER OF UNITS; CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.
         2.1     Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.
         2.2     Operating Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.
         2.3     Purchase and Sale of Units.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.
         2.4     Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.
         2.5     Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.
         2.6     Delivery.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.
         2.7     Payment of Assumed Liabilities; Delivery of Subordinated Note.   . . . . . . . . . . . . . . . . . . . . .  6.
         2.8     Execution of Ancillary Agreements.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.

ARTICLE III.     REPRESENTATIONS AND WARRANTIES WITH RESPECT TO NEWCO . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.
         3.1     Organization and Standing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.
         3.2     Power and Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.
         3.3     Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.
         3.4     Governmental Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.
         3.5     Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.
         3.6     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.
         3.7     Intercompany Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.
         3.8     Finders' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.

ARTICLE IV.      REPRESENTATIONS AND WARRANTIES OF QUANTUM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.
         4.1     Organization and Standing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.
         4.2     Title to Units.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9.
         4.3     Power and Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9.
         4.4     Governmental Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9.
         4.5     Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9.
         4.6     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10.
         4.7     Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10.

ARTICLE V.       REPRESENTATIONS AND WARRANTIES WITH RESPECT TO
                 MKE AND BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10.
         5.1     Organization and Standing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10.
         5.2     Corporate Power and Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10.
         5.3     Governmental Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10.
         5.4     Non-Contravention. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11.
         5.5     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11.
         5.6     Finders' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11.
         5.7     Investment Representations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11.
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                                       i.

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                               TABLE OF CONTENTS
                                  (CONTINUED)

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
ARTICLE VI.      COVENANTS OF NEWCO AND QUANTUM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13.
         6.1     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13.
         6.2     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14.
         6.3     Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14.
         6.4     Notice of Certain Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14.
         6.5     Assumed Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15.

ARTICLE VII.     COVENANTS OF MKE AND BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15.
         7.1     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15.
         7.2     Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15.

ARTICLE VIII. COVENANTS OF NEWCO, QUANTUM, MKE AND BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16.
         8.1     Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16.
         8.2     Certain Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16.
         8.3     Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16.
         8.4     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16.
         8.5     Tax Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17.
         8.6     Trademarks; Tradenames . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17.
         8.7     Allocation of Value to Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17.
         8.8     Post-Closing Operation of Newco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18.

ARTICLE IX.      CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18.
         9.1     Conditions to Obligation of MKE and Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18.
         9.2     Conditions to Obligations of Newco and Quantum.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20.

ARTICLE X.       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21.
         10.1    Grounds for Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21.
         10.2    Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22.

ARTICLE XI.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22.
         11.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22.
         11.2    Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23.
         11.3    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24.
         11.4    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24.
         11.5    Governing Law; Arbitration.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24.
         11.6    Counterparts; Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24.
         11.7    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24.
         11.8    Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25.
         11.9    Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25.
         11.10  Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25.




                                       ii.
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                               TABLE OF CONTENTS
                                  (CONTINUED)

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

EXHIBITS

Exhibit A                 Subordinated Floating Rate Note [Exhibit has been omitted]*
Exhibit B                 Jurisdictions re: Qualification of Newco [Exhibit has been omitted]*
Exhibit C                 Form of Opinion of Cooley Godward LLP [Exhibit has been omitted]*
Exhibit D                 Form of Opinion of Local Real Estate Counsel [Exhibit has been omitted]*
Exhibit E                 Form of Opinion of Andrew Kryder, Esq. [Exhibit has been omitted]*
Exhibit F                 Form of Opinion of Weil, Gotshal & Manges LLP [Exhibit has been omitted]*

SCHEDULES

Schedule 3.6              Consents [Schedule has been omitted]*
Schedule 8.6              Quantum Tradenames [Schedule has been omitted]*


           * The Company will furnish a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.





                                       iii.

                            UNIT PURCHASE AGREEMENT


         UNIT PURCHASE AGREEMENT(the "Agreement") dated April 30, 1997 among TA DIAMOND LLC, a Delaware limited liability company ("NEWCO"), QUANTUM CORPORATION, a Delaware corporation ("QUANTUM" and together with Newco, the "SELLERS"), MATSUSHITA-KOTOBUKI ELECTRONICS INDUSTRIES, LTD., a corporation organized under the laws of Japan ("MKE") and MATSUSHITA KOTOBUKI PERIPHERALS CORPORATION., a Delaware corporation ("BUYER") and a wholly-owned subsidiary of MKE.

                                   RECITALS:


         WHEREAS, Quantum and Buyer desire to enter into a joint venture (the "Joint Venture") in order to design, develop, manufacture, market and sell recording heads and sliders and head gimbal assemblies for hard disk drive applications (the "Business");

         WHEREAS, Newco proposes to issue and sell 2,750,000 of its unissued Class A Units (the "Primary Units") and Quantum proposes to sell an aggregate of 2,350,000 Class A Units of Newco (the "Quantum Units" and together with the Primary Units, the "Units") to Buyer on the terms set forth in this Agreement;

         WHEREAS, Newco and Quantum have concurrently entered into an asset contribution agreement ("Asset Contribution Agreement") whereby on the Closing Date (as defined below), Quantum will contribute assets to Newco in exchange for 4,900,000 Class B Units of Newco (the "Class B Units") and 2,350,000 Class A Units of Newco (the "Class A Units");

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I.

                                  DEFINITIONS

         1.1     DEFINITIONS.

                 (a) The following terms, as used herein, have the following meanings:

                          "ADMINISTRATIVE SERVICES AGREEMENT" means the
Administrative Services Agreement between Newco and Quantum to be entered into as of the Closing Date in the form previously delivered and agreed to by the parties thereto, as the same may be amended and in effect from time to time.



                                       1.

                          "ASSOCIATES" means:

                          (I)     Affiliates, stockholders, directors,
officers, employees, agents, attorneys, accountants and representatives of a Person; and

                          (II)    all stockholders, directors, officers,
employees, agents, attorneys, accountants and representatives of each Affiliate of a Person.

                          "AFFILIATE" means with respect to any entity, any
Person, a majority of which is owned by such entity.

                          "ANCILLARY AGREEMENTS" means: (i) the Asset
Contribution Agreement; (ii) the Quantum Sub Purchase Agreement, (iii) the Non-Competition Agreement; (iv) the Intellectual Property Agreement; (v) the Restated Operating Agreement; (vi) the Heads Supply Agreement; (vii) the Personnel Services Agreements; (viii) the Administrative Services Agreement;
(ix) the Louisville Agreement; (x) the Shrewsbury Agreement; (xi) the Indemnification Agreement; and (xii) the Subordinated Note.

                          "CONSENT" means any third party consent, approval,
waiver or novation required for the consummation of the contribution of assets from Quantum to Newco and the consummation of the transactions set forth in this Agreement and the Ancillary Agreements.

                          "EFFECTIVE DATE" means April 1, 1997.

                          "HEADS SUPPLY AGREEMENT" means the Heads Supply
Agreement between Buyer, Newco and Quantum to be entered into as of the Closing Date in the form previously delivered and agreed to by the parties thereto, as the same may be amended and in effect from time to time.

                          "INDEMNIFICATION AGREEMENT" means the Indemnification
Agreement between Newco, Quantum, MKE and Buyer to be entered into as of the date hereof in the form previously delivered and agreed to by the parties thereto, as the same may be amended and in effect from time to time.

                          "INTELLECTUAL PROPERTY" means (i) United States,
state and foreign trademark rights, service marks, tradenames and brand names, including claims for infringement, and registrations thereof and applications therefor and goodwill associated with the foregoing accruing from the dates of first use thereof; (ii) United States and foreign copyrights, copyright registrations and copyright applications, including claims for infringement, and other rights associated with the foregoing and the underlying works of authorship; (iii) United States and foreign patents and patent applications, including claims for infringement and all international proprietary rights associated therewith; (iv) contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; and (v) inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition.





                                       2.

                          "INTELLECTUAL PROPERTY AGREEMENT" means the
Intellectual Property Agreement between Quantum and Newco to be entered into as of the Closing Date in the form previously delivered and agreed to by the parties thereto, as the same may be amended and in effect from time to time.

                          "LIEN" means, with respect to any asset, any
mortgage, lien, pledge, charge, security interest, option, right of first refusal, easement, restriction (including transfer restriction) or other similar encumbrance of any kind in respect of such asset.

                          "LOUISVILLE AGREEMENT" means the Use and Occupancy
Agreement re: Louisville, Colorado between Quantum and Newco to be entered into as of the Closing Date in the form previously delivered and agreed to by the parties thereto, as the same may be amended and in effect from time to time.

                          "MATERIAL ADVERSE EFFECT" means, with respect to any
Person, a material adverse effect on the business, assets, financial condition or results of operations of such Person.

                          "NON-COMPETITION AGREEMENT"  means the
Non-Competition Agreement between Quantum and Buyer to be entered into as of the Closing Date in the form previously delivered and agreed to by the parties thereto, as the same may be amended and in effect from time to time.

                          "PERMITTED LIEN" means (i) Liens for taxes not yet
due or are being contested in good faith and (ii) Liens that do not materially detract from the value of such Contributed Asset as now used, or materially interfere with any present or intended use of such Contributed Asset.

                          "PERSON" means an individual, a corporation, a
partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                          "PERSONNEL SERVICES AGREEMENTS"  means, collectively,
(i) the Personnel Services Agreement between Newco and Quantum to be entered into as of the Closing Date in the form previously delivered and agreed to by the parties thereto, as the same may be amended and in effect from time to time, and (ii) the Personnel Services Agreement between Newco and MKE to be entered into as of the Closing Date in the form previously delivered and agreed to by the parties thereto, as the same may be amended and in effect from time to time, and "PERSONNEL SERVICES AGREEMENT" means either of them.

                          "QUANTUM COLORADO" means Quantum Peripherals
Colorado, Inc., together with any successor corporation or other successor entity.

                          "QUANTUM SUB" means TA Diamond Corp., a Delaware
corporation.

                          "QUANTUM SUB PURCHASE AGREEMENT" means the Purchase
Agreement between Quantum and Quantum Sub to be entered into and dated as of the Closing Date pursuant





                                       3.

to which Quantum Sub agrees to sell any interests of Newco held of record by Quantum Sub to Quantum, as the same may be amended and in effect from time to time.

                          "RESTATED OPERATING AGREEMENT" means the Amended and
Restated Operating Agreement, to be entered into between Quantum and Buyer as of the Closing Date, in the form previously delivered and agreed to by the partners thereto, as the same may be amended and in effect from time to time.

                          "SHREWSBURY AGREEMENT"  means the Use and Occupancy
Agreement re: Shrewsbury, Massachusetts between Quantum and Newco to be entered into as of the Closing Date in the form previously delivered and agreed to by the parties thereto.

                          "SUBORDINATED NOTE" means the Subordinated Floating
Rate Note to be issued by Newco on the Closing Date and payable to Quantum, in the form attached hereto as Exhibit A.

                          "SUBSIDIARIES" means Quantum Colorado and P.T.
Quantum Peripherals Indonesia.

                          "TAX" shall mean (i) any net income, alternative or
add-on minimum tax, gross income, gross receipts, sales, use, documentary, transfer, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, withholding, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Taxing Authority and (ii) any liability of any of the Subsidiaries for the payment of any amounts of the type described in (i).

                 (b) Each of the following terms is defined in the Section set forth opposite such term.


                  Term                                              Section
                  ----                                              -------
         Aggregate Purchase Price                                   2.4
         Asset Contribution Agreement                               Recitals
         Assumed Liabilities                                        6.5
         Business                                                   Recitals
         Class A Units                                              Recitals
         Class B Units                                              Recitals
         Closing                                                    2.5
         Closing Date                                               2.5
         Confidential Information                                   8.4
         Contributed Assets                                         6.1(j)
         Joint Venture                                              Recitals
         MKE                                                        Recitals





                                       4.

         Newco Aggregate Purchase Price                             2.4
         Primary Units                                              Recitals
         Quantum Aggregate Purchase Price                           2.4
         Quantum Tradenames                                         8.6(a)
         Quantum Units                                              Recitals
         Restated Operating Agreement                               1.1(a)
         Securities Act                                             5.7
         Transferred Contract                                       3.5
         Units                                                      Recitals

                 (c) Capitalized terms used but not defined herein shall have the meanings set forth in the Asset Contribution Agreement.


                                  ARTICLE II.

                      SALE AND TRANSFER OF UNITS; CLOSING

         2.1 AUTHORIZATION. All action on the part of Newco and the members of Newco necessary for the authorization, execution, delivery and performance of this Agreement by Newco and the admittance of Buyer as a Member (as defined in the Restated Operating Agreement) and the issuance of the Primary Units in connection therewith has been taken or will be taken prior to the Closing (as defined in Section 2.5).

         2.2 OPERATING AGREEMENT. As of the Closing, the Units shall have the rights, preferences, privileges and restrictions set forth in the Restated Operating Agreement.

         2.3 PURCHASE AND SALE OF UNITS. At the Closing, Newco will sell and transfer the Primary Units to Buyer and Quantum will sell and transfer the Quantum Units to Buyer, and Buyer will purchase the Primary Units from Newco and the Quantum Units from Quantum on the terms and subject to the conditions set forth in this Agreement.

         2.4 PURCHASE PRICE. The purchase price for the Units will be $40.00 per unit. The aggregate purchase price for the Primary Units will be $110,000,000 (the "Newco Aggregate Purchase Price"), and the aggregate purchase price for the Quantum Units will be $94,000,000 (the "Quantum Aggregate Purchase Price"). The Newco Aggregate Purchase Price and the Quantum Aggregate Purchase Price are collectively referred to as the "Aggregate Purchase Price".

         2.5 CLOSING. The closing of the sale of the Units to Buyer (the "Closing") shall take place at the offices of Cooley Godward LLP, 5 Palo Alto Square, Palo Alto, California at 9:00 a.m. (California time) on the later of May 16, 1997, or the date five business days following the satisfaction of all conditions set forth in Article IX hereof (or at such other place or time as Buyer and Sellers mutually may designate). For purposes of this Agreement, "Closing Date" shall mean the time and date as of which the Closing actually takes place. Subject to the provisions of Section 10.1 hereof, failure to consummate the purchase and sale provided for in





                                       5.

this Agreement on the date and time and at the place determined pursuant to this Section 2.5 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.6     DELIVERY.        At the Closing, subject to the terms and
conditions hereof: (a) Newco will deliver to Buyer certificates representing the Primary Units, against payment of the Newco Aggregate Purchase Price by federal funds wire transfer made payable to the order of Newco; and (b) Quantum will deliver to Buyer certificates representing the Quantum Units, duly endorsed (or accompanied by executed stock powers), against payment of the Quantum Aggregate Purchase Price by federal funds wire transfer made payable to the order of Quantum.

         2.7 PAYMENT OF ASSUMED LIABILITIES; DELIVERY OF SUBORDINATED NOTE. At the Closing, Newco will pay to Quantum the amounts payable pursuant to
Section 6.5. hereof and execute and deliver the Subordinated Note.

         2.8 EXECUTION OF ANCILLARY AGREEMENTS. At the Closing, Quantum, Newco, Buyer and Quantum Sub will execute and deliver to the other parties as applicable each of the Ancillary Agreements which have not been otherwise executed and delivered prior to the Closing.


                                  ARTICLE III.

              REPRESENTATIONS AND WARRANTIES WITH RESPECT TO NEWCO

         Newco and Quantum, jointly and severally, hereby represent and warrant to Buyer that:

         3.1 ORGANIZATION AND STANDING. Newco is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Newco is duly qualified and authorized to do business and is in good standing in all jurisdictions listed on the attached Exhibit B. The jurisdictions listed on Exhibit B constitute all such jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on Newco.

         3.2     POWER AND AUTHORIZATION.   Newco has all requisite power and
authority to own and operate its properties and assets, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to issue and sell the Primary Units and to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and to carry on its business as currently conducted and as currently proposed to be conducted. The execution, delivery and performance by Newco of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by Newco of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Newco. This Agreement and each of the Ancillary Agreements to which Newco is a party constitute, or upon execution and delivery will constitute, valid and binding agreements of Newco enforceable in accordance with their terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting





                                       6.

enforcement of creditors' rights; (ii) general principles of equity restrict the availability of equitable remedies; and (iii) to the extent that the enforceability of the indemnification provisions contained in the Indemnification Agreement may be limited by applicable laws. The sale of the Primary Units are not and will not be subject to any preemptive right or right of first refusal.

         3.3     CAPITALIZATION.

                 (a) Immediately following the Closing, the issued and outstanding Units of Newco shall be as specified in Schedule A to the Restated Operating Agreement. All issued and outstanding Class B Units and Class A Units on the Closing Date: (i) will have been duly authorized and validly issued; and (ii) will be fully paid and non-assessable. The rights, preferences, privileges and restrictions of the outstanding Class B Units and Class A Units will be as stated in the Restated Operating Agreement. Except as may be granted pursuant to the Ancillary Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from Newco of any of its securities.

                 (b) As of the date hereof, Quantum owns of record a 99% interest in Newco, free and clear of any and all Liens, and Quantum Sub owns of record a 1% interest in Newco free and clear of any and all Liens.

                 (c) Except for one share of capital stock which is owned of record by Quantum Colorado, all of the outstanding shares of capital stock of P.T. Quantum Peripherals Indonesia will, immediately following the Closing, be owned of record by Newco, free and clear of any and all Liens.

                 (d) All of the outstanding equity interests of Quantum Colorado will, immediately following the Closing, be owned of record by Newco, free and clear of any and all Liens.

                 (e) When issued in compliance with the provisions of the Agreement and the Restated Operating Agreement, the Quantum Units and the Primary Units will be duly and validly issued, fully paid and nonassessable, and will be free of any Liens other than those provided in this Agreement or the Ancillary Agreements and under applicable state and federal securities laws as set forth herein or as otherwise required by such laws at the time the transfer is proposed.

         3.4 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Newco of this Agreement and each of the Ancillary Agreements does not require any action by or in respect of, or filing with, any governmental body, agency, official or authority by Newco other than any such action or filing the failure to obtain or complete which would not have, individually or in the aggregate, a Material Adverse Effect on Newco or which would not materially and adversely affect Newco's ability to consummate the transactions contemplated hereby and thereby and other than: (a) such filings as have been made prior to the Closing; (b) such post-closing filings as may be required under applicable state securities laws, which will





                                       7.

be timely filed within the applicable periods therefor; and (c) compliance with any applicable requirements under the laws of Indonesia.

         3.5 NON-CONTRAVENTION. The execution, delivery and performance by Newco of this Agreement and each of the Ancillary Agreements to which it is a party do not and will not with notice or lapse of time or both (i) contravene or conflict with the Restated Operating Agreement, (ii) assuming compliance with the matters referred to in Section 3.4, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement, injunction order or decree binding upon or applicable to Newco which violation would have a Material Adverse Effect on Newco, or (iii) assuming receipt of all Consents, constitute a default under any material agreement or give rise to any right of termination, cancellation or acceleration of any material right or obligation relating to Newco or to a loss of any material benefit to which Newco is entitled under any provision of any contract transferred to Newco pursuant to the Asset Contribution Agreement (the "Transferred Contracts").

         3.6 CONSENTS. Except as set forth on SCHEDULE 3.6 hereto, there are no agreements, contracts or other instruments binding upon Newco which require a Consent as a result of the execution, delivery and performance of this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby.

         3.7 INTERCOMPANY INDEBTEDNESS. As of March 31, 1997, Newco owes to Quantum and its Affiliates fifty million eight hundred twenty- three thousand dollars ($50,823,000).

         3.8 FINDERS' FEES. Except for Deutsche Morgan Grenfell, whose fees will be paid by Quantum, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Newco or Quantum who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement and each of the Ancillary Agreements.

                                  ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF QUANTUM

         Quantum hereby represents and warrants to Buyer that:

         4.1     ORGANIZATION AND STANDING.

                 (a) Quantum is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Quantum is duly qualified and authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on Quantum.

                 (b) Quantum Colorado is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.





                                       8.

                 (c) P.T. Quantum Peripherals Indonesia is a limited liability company which is duly qualified to transact business in Indonesia.

         4.2 TITLE TO UNITS. On or prior to the Closing Date, Quantum will have good and clear title to Quantum Units to be sold to Buyer hereunder, free and clear of all Liens.

         4.3     POWER AND AUTHORIZATION.

                 (a) Quantum has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to sell the Quantum Units and to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party. The execution, delivery and performance by Quantum of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by Quantum of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Quantum. This Agreement and each of the Ancillary Agreements to which Quantum is a party, constitute, or upon execution and delivery will constitute, valid and binding agreements of Quantum enforceable in accordance with their terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; (ii) general principles of equity restrict the availability of equitable remedies; and (iii) to the extent that the enforceability of the indemnification provisions in the Indemnification Agreement hereof may be limited by applicable laws. The sale of Quantum Units to Buyer are not subject to any preemptive right or right of first refusal.

                 (b) Each of the Subsidiaries has all requisite power and authority to carry on its business as currently conducted.

         4.4 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Quantum of this Agreement and each of the Ancillary Agreements to which it is a party, does not require any action by or in respect of, or filing with, any governmental body, agency, official or authority by Quantum other than any such action or filing the failure to obtain or complete which would not have, individually or in the aggregate, a Material Adverse Effect on Newco or which would not materially and adversely affect Quantum's ability to consummate the transactions contemplated hereby and thereby, and other than:
(i) such filings as have been made prior to the Closing; (ii) such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor; and (iii) compliance with any applicable requirements under the laws of China and Indonesia.

         4.5 NON-CONTRAVENTION. The execution, delivery and performance by Quantum of this Agreement and each of the Ancillary Agreements to which it is a party, do not and will not (i) contravene or conflict with the Certificate of Incorporation or bylaws of Quantum, or (ii) assuming compliance with the matters referred to in Section 4.4, contravene or conflict with or constitute a material violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Quantum, or (iii) assuming receipt of all Consents, constitute a default under any material contract or give rise to any right of termination, cancellation or acceleration of any material right or obligation relating to Quantum or to a loss





                                       9.

of any material benefit to which Quantum is entitled under any provision of any Transferred Contract.

         4.6 CONSENTS. Except as set forth on SCHEDULE 3.6 hereto, there are no agreements, contracts or other instruments binding upon Quantum which require a consent as a result of the execution, delivery and performance of this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby.

         4.7 TAXES. Quantum repeats, and makes for the benefit of MKE and Buyer, the representations and warranties set forth in Section 3.018 of the Asset Contribution Agreement.


                                   ARTICLE V.

          REPRESENTATIONS AND WARRANTIES WITH RESPECT TO MKE AND BUYER

         MKE and Buyer, jointly and severally, hereby represent and warrant to Newco and Quantum that:

         5.1 ORGANIZATION AND STANDING. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Buyer is duly qualified and authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on Buyer.

         5.2 CORPORATE POWER AND AUTHORIZATION. Buyer has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and to carry on its business as currently conducted and as currently proposed to be conducted. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which it is a party constitute, or upon execution and delivery will constitute, valid and binding agreements of Buyer enforceable in accordance with their terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; (ii) general principles of equity restrict the availability of equitable remedies; and (iii) to the extent that the enforceability of the indemnification provisions in the Indemnification Agreement hereof may be limited by applicable laws.

         5.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party does not require any action by or in respect of, or filing with, any governmental body, agency, official or authority by Buyer other than any such action or filing the failure to obtain or complete which





                                      10.

would not have, individually or in the aggregate, a Material Adverse Effect on Buyer or which would not materially and adversely affect Buyer's ability to consummate the transactions contemplated hereby and thereby, and other than:
(i) such filings as have been made prior to the Closing; (ii) such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor; and (iii) compliance with any applicable requirements under the laws of Japan.

         5.4 NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party do not and will not (i) contravene or conflict with the organizational documents of Buyer, and (ii) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with or constitute a material violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer.

         5.5 CONSENTS. There are no agreements, contracts or other instruments binding upon Buyer which require a consent as a result of the execution, delivery and performance of this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby.

         5.6 FINDERS' FEES. Except for The Blackstone Group and Nikko Securities, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement and each of the Ancillary Agreements.

         5.7 INVESTMENT REPRESENTATIONS. Buyer understands that the Units have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Buyer also understands that the Units are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Buyer's representations contained in this Agreement. Buyer hereby represents and warrants as of the date hereof and as of the Closing Date as follows:

                 (a) ACCREDITED INVESTOR. Buyer represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

                 (b) BUYER BEARS ECONOMIC RISK. Buyer must bear the economic risk of this investment indefinitely unless the Units are registered pursuant to the Securities Act, or an exemption from registration is available. Buyer understands that Newco has no present intention of registering the Units, or any shares of its Class B Units. Buyer also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Buyer to transfer all or any portion of the Units or under the circumstances, in the amounts or at the times Buyer might propose.

                 (c) ACQUISITION FOR OWN ACCOUNT. Buyer is acquiring the Units for Buyer's own account for investment only, and not with a view towards their distribution.





                                      11.

                 (d) INVESTMENT EXPERIENCE. Buyer represents that by reason of its, or of its management's, business or financial experience, Buyer has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.

                 (e) RECEIPT OF NEWCO INFORMATION. Buyer has had an opportunity to discuss Newco's business, management and financial affairs with directors, officers and management of Newco and has had the opportunity to review Newco's operations and facilities. Buyer has also had the opportunity to ask questions of and receive answers from, Newco and its management regarding the terms and conditions of this investment.

                 (f) RESTRICTED SECURITIES. Buyer acknowledges and agrees that the Units must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

                 (g) LEGENDS. Each certificate representing the Units shall be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

                          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS NEWCO HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO NEWCO AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

Newco shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to Newco) reasonably acceptable to Newco to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend. Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by Newco of an order of the appropriate blue sky authority authorizing such removal.

                 (h) Notwithstanding anything to the contrary contained herein, nothing in this Section 5.7 shall be deemed to constitute a waiver of the rights hereunder by or on behalf of Buyer, including, without limitation, any rights to indemnification based on the representations and warranties set forth in this Agreement or any Ancillary Agreement. The validity of the representations and warranties shall not be affected by any investigation made by or on behalf of Buyer.





                                      12.

                                  ARTICLE VI.

                         COVENANTS OF NEWCO AND QUANTUM

         Newco and Quantum agree with Buyer that:

         6.1 CONDUCT OF BUSINESS. From the date hereof until the Closing Date, Newco shall conduct business in the ordinary course, use its best efforts to preserve intact the business organization and relationships with third parties, and to keep available the services of its present employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Newco will not, without the consent of Quantum and Buyer:

                 (a) acquire a material amount of assets from any other Person other than: (i) capital expenditures which were committed to prior to the date hereof; (ii) acquisitions of assets required for the conduct of the Business; or (iii) do not exceed $5,000,000;

                 (b) sell, lease, license, pledge or otherwise dispose of any assets, except for the sale of inventory items in the ordinary course of business;

                 (c) enter into any contract, commitment or obligation, except contracts or commitments which are made in the ordinary course of business;

                 (d) enter into any contract, commitment or obligation with Quantum or Buyer or any Affiliate of Quantum or Buyer, except: (i) contracts, commitments and obligations pursuant to this Agreement or the Ancillary Agreements; (ii) contracts, commitments or obligations to purchase capital equipment at fair market value in accordance with the current Internal Operating Plan; and (iii) contracts or commitments which are made in the ordinary course of business and which have an aggregate value of less than $5,000,000;

                 (e) do or omit to do any act which would result in a material breach of any material contract, commitment or obligation;

                 (f) take or commence the taking of any action with respect to dissolution, liquidation or winding up of Newco;

                 (g) grant any license or make any assignment of any Intellectual Property; or

                 (h) sell any products related to the Business to third parties;

                 (i) implement any material changes to Newco's technology or product or market focus;

                 (j) subject any of the assets to be contributed to the Business pursuant to the Asset Contribution Agreement or the Intellectual Property Agreement to be executed at the Closing (the "Contributed Assets") to any Lien, except for Permitted Liens;





                                      13.

                 (k) sell, transfer or otherwise dispose of, or permit to lapse, any license or permit included in the Contributed Assets;

                 (l) except as provided in this Agreement or any of the Ancillary Agreements or as disclosed in writing to MKE prior to the date hereof, with respect to any Transferred Employee (as defined in the Asset Contribution Agreement): (i) increase in any manner the compensation of any such Transferred Employee, except in the ordinary course of business and consistent with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing employee benefit plans or existing agreement or arrangement with such Transferred Employee; (iii) enter into any severance arrangement with any Transferred Employee; or (iv) except as required to comply with applicable law,
(A) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance payment, retirement or other benefit plan, agreement or arrangement, or (B) amend or become obligated to amend and employee benefit plan; or

                 (m)      agree or commit to do any of the foregoing.

         6.2 CONSENTS. Newco and Quantum shall use their best efforts prior to Closing to obtain all Consents and to effect the approval of, notification of, or filing with, each person or authority whose consent or approval is required in order to permit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. All Consents shall be in writing and executed counterparts shall be delivered to Buyer promptly after receipt thereof.

         6.3 ACCESS TO INFORMATION. On and after the date hereof, subject to the terms and conditions of this Agreement, upon reasonable notice, Newco and Quantum will afford promptly to Buyer and its agents reasonable access to its properties, books, records, employees and auditors relating to the Business to the extent necessary to permit Buyer to determine any matter relating to its rights and obligations hereunder or with respect to any period ending on or before the date hereof; provided, that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Newco or Quantum and, provided further, that a representative of Newco and Quantum may accompany Buyer, its representatives and agents during such investigation. Notwithstanding the foregoing, Buyer shall not have access to personnel records of Newco relating to individual performance or evaluation records or medical histories to the extent that such access would violate applicable laws or violate obligations of confidentiality.

         6.4 NOTICE OF CERTAIN EVENTS. Newco and Quantum shall promptly notify Buyer of:

                 (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;





                                      14.

                 (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements; and

                 (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Newco or Quantum that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.013 of the Asset Contribution Agreement or that relate to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

         6.5 ASSUMED LIABILITIES. Newco shall reimburse Quantum for any liabilities which would be required to be assumed by Newco pursuant to the Asset Contribution Agreement ("Assumed Liabilities") but which have been discharged or paid by Quantum on and after the Effective Date and prior to the Closing Date. Quantum shall provide to Newco and MKE five (5) days prior to the Closing Date, a written estimate of the amount to be due at Closing pursuant to this Section 6.5 together with reasonable detail supporting such amounts and Newco shall pay such invoiced amounts at Closing.

                                  ARTICLE VII.

                           COVENANTS OF MKE AND BUYER

         7.1 CONSENTS. MKE and Buyer shall use their reasonable commercial efforts prior to Closing to obtain all third party and governmental consents and to effect the approval of, notification of, or filing with, each person or authority whose consent or approval is required in order to permit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

         7.2 ACCESS TO INFORMATION. On and after the date hereof, subject to the terms and conditions of this Agreement, upon reasonable notice Buyer and MKE will afford promptly to Quantum and their agents reasonable access to Newco's properties, books, records, employees and auditors to the extent necessary to permit Quantum to determine any matter relating to its rights and obligations hereunder; provided, that any such access by Newco or Quantum shall not unreasonably interfere with the conduct of the business of Buyer or Newco and, provided further, that a representative of Buyer may accompany Newco or Quantum, its representatives and agents during such investigation. Notwithstanding the foregoing, Quantum shall not have access to personnel records of Buyer relating to individual performance or evaluation records or medical histories to the extent that such access would violate applicable laws or violate obligations of confidentiality.





                                      15.

                                 ARTICLE VIII.

                   COVENANTS OF NEWCO, QUANTUM, MKE AND BUYER

         Newco, Quantum, MKE and Buyer agree that:

         8.1 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Newco, Quantum, MKE and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Ancillary Agreements.

         8.2 CERTAIN FILINGS. Newco, Quantum, MKE and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (b) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, and in seeking timely to obtain any such actions, consents, approvals or waivers.

         8.3 PUBLIC ANNOUNCEMENTS. The parties agree not to issue any press release or make any public statement with respect to this Agreement and the Ancillary Agreements or the transactions contemplated hereby and thereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement in each case without the other party's prior consent.

         8.4 CONFIDENTIALITY. Newco, Quantum, MKE and Buyer will hold, and will use their best efforts to cause their Associates to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all Confidential Information concerning Newco, Quantum, MKE and Buyer. Newco, Quantum, MKE and Buyer shall not at any time subsequent to the Closing, except as explicitly agreed by all parties, (i) use for any purpose other than for the operation of the Business, (ii) disclose to any person, or (iii) keep or make copies of, any documents, tapes, disks or programs containing Confidential Information concerning Newco, Quantum, MKE or Buyer other than for the operation of the Business. For purposes hereof, "Confidential Information" shall mean all trade rights in which Newco, Quantum, MKE or Buyer have an interest, all customer lists and customer information and all other information concerning the processes, apparatus, equipment, packaging, products, marketing and distribution methods, forecasts and plans of Newco, Quantum, MKE or Buyer except to the extent that such information (i) is in the public domain through no fault of Newco, Quantum, MKE or Buyer or (ii) has been or is later lawfully acquired from other sources.





                                      16.

         8.5     TAX COOPERATION.

                 (a) Newco, Quantum, MKE and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Contributed Assets, the Business and the Subsidiaries as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Buyer, Quantum, MKE and Newco shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Subsidiaries and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this paragraph.

                 (b) Newco and Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to the Subsidiaries relating to any Straddle Period (as defined in Section 5.02 of the Asset Contribution Agreement) and any taxable period ending prior to the Effective Date, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the Subsidiaries or Buyer, as the case may be, shall allow the other party to take possession of such books and records.

         8.6     TRADEMARKS; TRADENAMES.

                  (a) Except as provided in this Section 8.6, Article 12 of the Intellectual Property Agreement or as approved by Quantum in writing from time to time, after the date hereof, Newco and its Affiliates shall not use any of the names listed on SCHEDULE 8.6. Such names shall be referred to, collectively or individually, as the context requires, as the "QUANTUM TRADENAMES."

                 (b) Newco agrees to cease using the Quantum Tradenames on buildings, cars, trucks and other fixed assets as soon as possible within a period not to exceed three months after the date hereof.

                 (c) Newco shall have the right to use the Quantum tradename to the extent permitted by the Intellectual Property Agreement and otherwise to the extent necessary as a result of the use of the Quantum tradename in the names of the Subsidiaries; provided, however, that Newco shall change the names of the Subsidiaries as soon as practicable following the date hereof to names that do not include the Quantum tradename and shall thereafter cease using the Quantum tradename in connection with the names of the Subsidiaries.

         8.7 ALLOCATION OF VALUE TO UNITS. Quantum agrees that it shall not, without the prior written consent of MKE, for tax purposes, assign a per Unit value to the Class A Units received by Quantum pursuant to Section 2.07 of the Asset Contribution Agreement which exceeds three (3) times the per Unit value Quantum assigns to the Class B Units received by Quantum pursuant to
Section 2.07 of the Asset Contribution Agreement.





                                      17.

         8.8     POST-CLOSING OPERATION OF NEWCO.

                 (a) Quantum and MKE agree to operate the Business in accordance with the current Internal Operating Plan of the Recording Heads Group, a copy of which has previously been delivered and agreed to by MKE.

                 (b) Quantum and Buyer shall use commercially reasonable efforts to prepare and deliver a Strategic Plan and an Operating Plan for Newco which is mutually acceptable to Quantum and MKE as soon as possible after the Closing, but in any event no later than August 28, 1997. Upon the adoption of the Strategic Plan and Operating Plan by Quantum and MKE the current Internal Operating Plan shall no longer govern the operations of the Business.

                                  ARTICLE IX.

                             CONDITIONS TO CLOSING

         9.1     CONDITIONS TO OBLIGATION OF MKE AND BUYER.

         The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

                 (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

                 (b) Newco and Quantum shall have executed and delivered each of the Ancillary Agreements to be executed and delivered by them, in each case substantially in the form previously delivered and agreed to by the parties thereto.

                 (c) Quantum, Newco, MKE and Buyer shall have received all Consents and all consents, authorizations or approvals from governmental agencies relating to the execution, delivery and performance by Quantum, Newco, MKE and Buyer of this Agreement and the Ancillary Agreements to be executed by them, except any such Consents or consents, authorizations or approvals where the failure to obtain would not have a Material Adverse Effect on Newco or adversely and materially effect the ability of Quantum, MKE or Buyer to consummate the transactions contemplated hereby, and all such consents, authorizations and approvals shall be in full force and effect on and as of the Closing Date.

                 (d) The representations and warranties of Newco and Quantum contained in this Agreement shall be true in all material respects (except that those representations and warranties already qualified as to materiality shall be true in all respects), in each case as of the date hereof and as of the Closing Date; provided however, that the representations with respect to Quantum Colorado set forth in Section 4.1(b) shall be deemed to be true and correct in all material respects if, on the Closing Date, Quantum Colorado is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.





                                      18.

                 (e) Newco and Quantum shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date.

                 (f) Buyer shall have received an opinion of Cooley Godward LLP, counsel to Newco and Quantum, dated the Closing Date in substantially the form attached hereto as Exhibit C and opinions of counsel, dated the Closing Date, which counsel shall be reasonably satisfactory to Buyer and in substantially the form attached hereto as Exhibit D. In rendering such opinions, such counsel may rely upon certificates of public officers, as to matters governed by other than the federal laws of the United States of America, the laws of the state of California and the Delaware General Corporation Law and the Delaware Limited Liability Company Act, upon opinions of counsel reasonably satisfactory to Buyer, copies of which shall be contemporaneously delivered to Buyer, and as to matters of fact, upon certificates of officers of Newco or Quantum.

                 (g) Buyer shall have received an opinion of Andrew Kryder, Esq., Vice President, Finance and Corporate General Counsel to Newco and Quantum, dated the Closing Date in substantially the form attached hereto as Exhibit E. In rendering such opinions, such counsel may rely upon certificates of public officers, as to matters governed by other than the federal laws of the United States of America, the laws of the state of California and the Delaware General Corporation Law and the Delaware Limited Liability Company Act, upon opinions of counsel reasonably satisfactory to Buyer, copies of which shall be contemporaneously delivered to Buyer, and as to matters of fact, upon certificates of officers of Newco or Quantum.

                 (h) Buyer shall have received certificates signed by Chief Executive Officer and Chief Financial Officer of each of Newco and Quantum attesting to the satisfaction of the conditions contained in Sections 9.1(d) and (e).

                 (i) Buyer shall have received all documents it may reasonably request relating to the existence of Sellers and the authority of Newco and Quantum to enter into and perform this Agreement and the Ancillary Agreements, all in form and substance reasonably satisfactory to Buyer.

                 (j) The Contribution (as defined in Section 1.01 of the Asset Contribution Agreement) shall have been consummated pursuant to the terms of the Asset Contribution Agreement and the assignment of the intellectual property pursuant to the terms of the Intellectual Property Agreement shall have occurred.

                 (k) All material authorizations and approvals by any federal, state, local and Japanese regulatory body, agency or official (including without limitation, the joint approval of the Ministry of Finance of Japan and Bank of Japan) which are required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been received and shall be in full force and effect.

                 (l) Quantum Colorado will have merged with and into a Delaware limited liability company.





                                      19.

         9.2 CONDITIONS TO OBLIGATIONS OF NEWCO AND QUANTUM. The obligation of Newco and Quantum to consummate the Closing is subject to the satisfaction of the following further conditions:

                 (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

                 (b) Buyer and MKE shall have executed and delivered each of the Ancillary Agreements to be executed by them, in each case substantially in the form previously delivered and agreed to by the parties thereto.

                 (c) Newco shall have executed and delivered to Quantum the Subordinated Note in the form attached hereto as Exhibit A.

                 (d) Quantum, Newco, MKE and Buyer shall have received all Consents and all consents, authorizations or approvals from governmental agencies relating to the execution, delivery and performance by Quantum, Newco, MKE and Buyer of this Agreement and the Ancillary Agreements, except any such Consents or consents, authorizations or approvals from governmental agencies where the failure to obtain would not have a Material Adverse Effect on Newco or adversely and materially effect the ability of Quantum, MKE or Buyer to consummate the transactions contemplated hereby, and all such consents, authorizations and approvals shall be in full force and effect on and as of the Closing Date.

                 (e) The representations and warranties of MKE and Buyer contained in this Agreement shall be true in all material respects (except that those representations and warranties already qualified as to materiality shall be true in all respects), in each case as of the date hereof and as of the Closing Date.

                 (f) MKE and Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

                 (g) Newco and Quantum shall have received opinions of counsel to MKE and Buyer which counsels shall be reasonably satisfactory to Quantum, dated the Closing Date in substantially the form attached hereto as Exhibit F. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than the laws of the State of California and the Delaware General Corporation Law or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to Newco and Quantum, copies of which shall be contemporaneously delivered to Newco and Quantum, and as to matters of fact, upon certificates of officers of Buyer.

                 (h) Newco and Quantum shall have received certificates signed by the President or Vice President and the Secretary of Buyer and the Managing Director, a Director or the President of MKE attesting to the satisfaction of the conditions contained in Sections 9.2(e) and (f).





                                      20.

                 (i) Newco and Quantum shall have received all documents they may reasonably request relating to the existence of Buyer and the authority of Buyer to enter into and perform this Agreement and the Ancillary Agreements, all in form and substance reasonably satisfactory to Newco and Quantum.

                 (j) All actions, proceedings, instruments and documents required to carry out this Agreement and the Ancillary Agreements shall be reasonably satisfactory in form and substance to counsel for Newco and Quantum.

                 (k) At the Closing, Newco shall have paid to Quantum amounts due to Quantum for Assumed Liabilities due pursuant Section 6.5.

                 (l) As of the Closing, MKE shall have paid Quantum for all of Quantum's accounts receivable relating solely to the Business with an invoice date more than 45 days prior to the Effective Date.


                                   ARTICLE X.

                                  TERMINATION

         10.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                 (i) by Newco or Quantum if a material breach of the representations and warranties or covenants contained in this Agreement has been committed by MKE or Buyer and such breach has not been waived;

                 (ii) by MKE or Buyer if a material breach of the representations and warranties or covenants contained in this Agreement, the Asset Contribution Agreement or the Intellectual Property Agreement has been committed by Newco or Quantum and such breach has not been waived;

                 (iii) by mutual written agreement of Newco, Quantum and Buyer;

                 (iv) by Newco, Quantum or Buyer if the Closing shall not have been consummated on or before December 31, 1997;

                 (v) by Quantum or Buyer if the United States Federal Trade Commission or Department of Justice informs either Quantum or Buyer in writing that such entity intends to commence an action challenging the transactions contemplated by this Agreement or seeking to have Newco divest a material portion of the Contributed Assets or the intellectual property that is the subject of the Intellectual Property Agreement; or

                 (vi) by Newco, Quantum or Buyer if there shall be any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited





                                      21.

or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

         The party desiring to terminate this Agreement pursuant to clauses
(i), (ii), (iv), (v) or (vi) shall give notice of such termination to the other party.

         10.2 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 10.1 such termination shall be without liability of either party (or any partner, stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement provided that if such termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a willful breach by either party to this Agreement, such party shall be fully liable for any and all Losses (as such term is defined in the Indemnification Agreement) incurred or suffered by the other party as a result of such failure or breach. The provisions of Section 11.3 shall survive any termination hereof pursuant to Section 10.1.


                                  ARTICLE XI.

                                 MISCELLANEOUS

         11.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

                 if to MKE or Buyer, to:

                 Matsushita-Kotobuki Electronics Industries, Ltd.
                 8-1 Furujin-machi
                 Takamatsu City, Kagawa 760
                 Japan
                 Attention:  Takashi Honjo, President
                 Telecopy:  011-81-878-511047

                 with a copy to:
                 Weil, Gotshal & Manges LLP
                 767 Fifth Avenue
                 New York, New York 10153
                 Attention:  Stephen M. Besen, Esq.
                 Telecopy:  (212) 310-8007

                 if to Newco, to:

                 TA Diamond LLC
                 1450 Infinite Drive





                                      22.

                 Louisville, CO 80027
                 Attention: President with a copy to Chief Financial Officer
                 Telecopy: (303) 604-5762

                 with a copy to:

                 Cooley Godward LLP
                 1 Maritime Plaza, 20th Floor
                 San Francisco, CA 94111
                 Attention: James C. Gaither, Esq.
                 Telecopy: (415) 951-3699

                 if to Quantum, to:

                 Quantum Corporation
                 500 McCarthy Blvd.
                 Milpitas, CA  95035
                 Attention:  Chief Financial Officer
                 Telecopy:  (408) 894-3223

                 with a copy to:

                 Cooley Godward LLP
                 1 Maritime Plaza, 20th Floor
                 San Francisco, CA 94111
                 Attention: James C. Gaither, Esq.
                 Telecopy: (415) 951-3699

         Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effective (i) if personally delivered, at the time delivered by hand, (ii) if delivered by facsimile transmission, upon confirmation of transmission, (iii) if by courier, on the business day such courier guarantees delivery, and (iv) if delivered by U.S. Mail, seven business days after deposit in the U.S. Mail, postage prepaid.

         11.2    AMENDMENTS AND WAIVERS.

                 (a) Any provisions of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer, Newco and Quantum, or in the case of a waiver, by the party against whom the waiver is to be effective.

                 (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.





                                      23.

         11.3 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         11.4 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may assign this Agreement to any wholly- owned subsidiary of MKE, so long as MKE guarantees the performance by such subsidiary of all obligations under this Agreement.

         11.5    GOVERNING LAW; ARBITRATION.

                 (a) This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, excluding its conflict of law provisions.

                 (b) This Agreement is prepared and executed in the English language only and any translation of this Agreement into any other language shall have no effect.

                 (c) All disputes, controversy or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be settled by arbitration in Geneva, Switzerland, in accordance with the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules. The arbitration shall be held in the English language. The award rendered by the arbitrator shall include costs of the arbitration, reasonable attorneys' fees and reasonable costs for experts and other witnesses. Judgment on the award may be entered in any court having jurisdiction. The parties agree that the arbitrator shall have the authority to issue interim orders for provisional relief, including, but not limited to, orders for injunctive relief, attachment or other provisional remedy, as necessary to protect either party's name, proprietary information, trade secrets, know-how or any other proprietary right. The parties agree that any interim order of the arbitrator for any injunctive or other preliminary relief shall be enforceable in any court of competent jurisdiction. In addition, either party shall be free to seek provisional relief from any court of competent jurisdiction, in order to protect that party's name or proprietary rights, prior to or after the arbitration procedure set forth in this Section.

         11.6 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in two counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

         11.7    ENTIRE AGREEMENT.           This Agreement and the Ancillary
Agreements between Quantum, Newco, MKE and Buyer constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or therein has been made or relied upon by either party hereto.





                                      24.

None of this Agreement or the Ancillary Agreements, nor any provision hereof or thereof, is intended to confer upon any person other than the parties hereto rights or remedies hereunder or thereunder.

         11.8 INDEMNIFICATION. The provisions of the Indemnification Agreement shall govern the survival of representations, warranties and covenants and indemnification under this Agreement, together with such other matters as are set forth in the Indemnification Agreement.

         11.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.10 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.





                                      25.

         IN WITNESS WHEREOF,the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                       QUANTUM CORPORATION



                                       By:  /s/ Michael Brown
                                           ---------------------------
                                           Name: Michael Brown
                                           Title: President and Chief
                                                  Executive Officer


                                       TA DIAMOND LLC



                                       By:  /s/ Gerard Schenkann
                                           ---------------------------
                                           Name: Gerard Schenkann
                                           Title: Manager


                                       MATSUSHITA-KOTOBUKI ELECTRONICS
                                           INDUSTRIES, LTD.



                                       By:  /s/ Takashi Honjo
                                           ---------------------------
                                           Name: Takashi Honjo
                                           Title: President


                                       MATSUSHITA KOTOBUKI PERIPHERALS
                                           CORPORATION



                                       By:  /s/ Takashi Honjo
                                           ---------------------------
                                           Name: Takashi Honjo
                                           Title:




                                       UNIT PURCHASE AGREEMENT





                                      26.